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                                                                EXHIBIT 12

             BURLINGTON NORTHERN RAILROAD COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                 (UNAUDITED)

                                             Nine Months Ended
                                                September 30,
                                                1996     1995
                                              --------  -------
Earnings:

  Pre-tax income                              $   793   $   678

  Add:
    Interest and fixed charges,
      excluding capitalized interest               42        62

    Portion of rent under long-term
      operating leases representative
      of an interest factor                       112       110

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method                 (3)        -
                                              --------  -------


  Total earnings available for fixed charges  $   944      $850
                                              ========  =======

Fixed charges:

  Interest and fixed charges                  $    49   $    65

  Portion of rent under long-term operating
    leases representative of an interest
    factor                                        112       110
                                              --------  -------

  Total fixed charges                         $   161   $   175
                                              ========  =======

Ratio of earnings to fixed charges              5.86x     4.86x
                                              ========  =======
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